Exhibit 99.1

Investor Update - April 4, 2024

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

Certain financial information provided in this exhibit (“non-GAAP financial figures”) is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Non-GAAP financial figures may be useful to stakeholders, but should not be considered a substitute for GAAP figures. Air Group is not able to reconcile certain forward looking non-GAAP financial figures without unreasonable effort because the adjusting items will not be known until the end of the indicated future periods and could be significant. Please see the cautionary statement under “Forward-Looking Information.”

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2023. Some of these risks include competition, labor costs, relations and availability, general economic conditions including those associated with pandemic recovery, increases in operating costs including fuel, inability to meet cost reduction, ESG and other strategic goals, seasonal fluctuations in demand and financial results, supply chain risks, events that negatively impact aviation safety and security, and changes in laws and regulations that impact our business. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance, or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

The table below reflects our updated expectations for Q1 2024:

	Q1 Expectation	Previous Q1 Expectation
Adjusted loss per share (EPS)	($1.15) to ($1.05)	($0.55) to ($0.45)

The change in our expected Q1 adjusted loss per share is due to a revision to our expected accounting treatment of Boeing compensation as detailed below.

The table below illustrates the financial impact of the Flight 1282 accident and 737-9 MAX grounding compared to the prior year:

	Q1 2023	Q1 2024 Expectations
(in millions, except per share amounts)	As Reported	Excluding Grounding Impact	Grounding Impact	Including Grounding Impact
Adjusted Pretax Loss	($115)	($35) to ($20)	~($160)	($195) to ($180)
YoY Change in Adjusted Pretax Loss		~80% improvement
Adjusted loss per share	($0.62)	($0.20) to ($0.10)	~($0.95)	($1.15) to ($1.05)
YoY Change in Capacity		~3.0%	~(5.5%)	~(2.5%)

Air Group’s Q1 operation and results were significantly impacted by Flight 1282 in January and the Boeing 737-9 MAX grounding which extended into February. Absent these factors, our first quarter adjusted pretax profit would have improved approximately 80% over Q1 2023, versus our pre-grounding expectations of a 30% improvement. The improvement to our core business performance has been driven by strategic network adjustments, strong demand within the quarter, and continued recovery of West Coast business travel. Although we did experience some book away following the accident and 737-9 MAX grounding, February and March both finished above our original pre-grounding expectations due to these core improvements.

As a result of the Flight 1282 accident and the Boeing 737-9 MAX grounding, we lost approximately $160 million in Q1 pretax profit, primarily comprising lost revenues, costs due to irregular operations, and costs to restore our fleet to operating service. We have received initial compensation from Boeing to address the financial damages incurred as a result of Flight 1282 and the 737-9 MAX groundings. As part of this compensation, Boeing paid Air Group approximately $160 million in cash during the first quarter. This cash payment is equivalent to the lost profits resulting from the accident and grounding in Q1 2024. Additional compensation is expected to be provided beyond Q1, the complete terms of which are confidential.

Our prior investor update on March 12, 2024 indicated our expectation that the remuneration for lost profits would be taken into earnings. However, we have revised our planned accounting treatment following further analysis of Generally Accepted Accounting Principles and precedent transactions of a similar nature within the industry, which have predominantly been recorded as a reduction to aircraft assets and not recognized immediately in earnings. We will account for the compensation predominantly as a reduction to aircraft assets, which is the driver of the negative revision to our EPS expectation.

As a result of our revised accounting treatment, Q1 adjusted loss per share will not include the Boeing compensation, and is expected to be approximately ($1.15) to ($1.05). This reflects approximately ($0.95) cents of lost earnings due to Flight 1282 and the 737-9 MAX grounding lost profits.